Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SCHUFF

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the other exhibits in this current report on Form 8-K, including “Business”, as well as the consolidated financial statements included elsewhere in this current report on Form 8-K, including the notes thereto. The statements in this discussion and analysis regarding industry outlook, our expectations regarding our future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.”

Overview

Schuff International, Inc. is a fully integrated fabricator and erector of structural steel and heavy steel plate. Schuff fabricates and erects structural steel for commercial and industrial construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines and power plants. Schuff also fabricates trusses and girders as well as specializes in the fabrication and erection of large-diameter water pipe, water storage tanks, pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators and a variety of customized products.

Schuff seeks to differentiate its operations by offering complete, turnkey steel construction services featuring design-build consultation, engineering, detailing, shop fabrication and field erection. By offering an integrated package of steel construction services from a single source, Schuff believes it is able to respond more efficiently to the design and construction challenges associated with large, complex, “fast track” construction projects.

Schuff currently operates primarily in the U.S. Southwest Midwest and Southeast with a concentration in Arizona, Florida, Georgia, Texas, Kansas and California. Schuff also owns 49% of Schuff Hopsa Engineering, Inc. (“SHE”), a Panamanian joint venture providing steel fabrication services in Panama. As provided in the operating agreement, Schuff controls the operations of SHE. Therefore, the assets, liabilities, revenues and expenses of SHE are included in its consolidated financial statements.

Schuff offers its integrated steel construction services primarily to general contractors and engineering firms that specialize in a wide variety of projects, including the following: hotels and casinos, office complexes, hospitals, manufacturing plants, shopping malls and centers, sports stadiums, power plants, restaurants, convention facilities, entertainment complexes, airports, schools, churches and warehouses.

Schuff obtains contracts through competitive bidding or negotiation, which generally are either fixed price, cost-plus or unit cost arrangements. Most of its revenues are derived from projects performed pursuant to fixed price contracts. In bidding or negotiating contracts, Schuff must estimate its costs, including projected increases in labor, material, and service costs. Projects typically last from one to 12 months or more. Projects in backlog at June 29, 2014 had estimated completion dates from one to approximately 20 months in the future.

Schuff considers backlog to be an important indicator of its operating condition because its engineering, detailing, fabrication and erection services are characterized by long lead times for projects and orders. Schuff defines its backlog of contract commitments, letters of intent, notices to proceed and purchase orders as the potential future revenues to be recognized upon performance of contracts and potential contracts. Backlog at June 29, 2014 was $386.9 million ($366.9 million under contracts or purchase orders and $20.0 million under letters of intent). At December 29, 2013, its backlog was $426.9 million ($370.1 million under contracts or purchase orders and $56.8 million under letters of intent). Backlog at December 30, 2012 was $186.2 million ($167.3 million under contracts or purchase orders and $18.9 million under letters of intent).

Recent Events

On January 4, 2014, Schuff purchased its Phoenix, Arizona facility from a partnership owned by its former majority shareholder and his family and terminated the related lease. The Phoenix facility is approximately 400,000 square feet and includes a fabrication shop and operations office buildings.

On May 29, 2014, HC2 Holdings, Inc. completed its purchase of 2,500,000 shares of Schuff’s common stock from SAS Venture LLC and Scott A. Schuff at a purchase price of $31.50 per share. The purchase of the shares represented approximately 60% of its outstanding common stock as of the date of purchase. In connection with the ownership change, Schuff paid a total of $1.2 million to certain executives related to the change of control clause in their employment agreements.

During June and July 2014, Schuff purchased 327,664 shares of its common stock from former executives at a total purchase price of approximately $8.7 million.

Growth Strategies and Outlook

Schuff’s objective is to achieve and maintain a leading position in the geographic regions and project segments that it serves by providing timely, high-quality services to its customers. Schuff is pursuing this objective with a strategy comprised of the following components:

•    Pursue Large, Value-Added Design-Build Projects.    Schuff’s unique ability to offer design-build services, a full range of steel construction services and project management capabilities makes it a preferred partner for complex, design-build fabrication projects in the geographic regions it serves. This capability often enables Schuff to bid against fewer competitors in a less traditional, more negotiated selection process on these projects, thereby offering the potential for higher margins while providing overall cost savings and project flexibility and efficiencies to its customers;

•    Expand and Diversify Revenue Base.    Schuff is seeking to expand and diversify its revenue base by leveraging its long-term relationships with national and multi-national construction and engineering firms, national and regional accounts and other customers. Schuff also intends to continue to grow its operations by targeting smaller projects that carry higher margins and less risk of large margin fluctuations. Schuff believes that continuing to diversify its revenue base by completing smaller projects—such as low-rise office buildings, healthcare facilities and other commercial and industrial structures—could reduce the impact of periodic adverse market or economic conditions as well as potential margin slippage that may accompany larger projects;

•    Emphasize Innovative Services.    Schuff focuses its design-build, engineering, detailing, fabrication and erection expertise on larger, more complex projects, where it typically experiences less competition and more advantageous negotiated contract opportunities. Schuff has extensive experience in providing services requiring complex fabrication and erection techniques and other unusual project needs, such as specialized transportation, steel treatment or specialty coating applications. These service capabilities have enabled Schuff to address such design-sensitive projects as stadiums and uniquely designed hotels and casinos; and

•    Diversify Customer and Product Base.    Although Schuff seeks to garner a leading share of the geographic and product markets in which it competes, it also seeks to diversify its construction projects across a wide range of commercial, industrial, and specialty projects, including projects related to the oil & gas and alternative energy industries.

Key Factors Affecting Performance

Schuff’s results of operations are affected primarily by (i) the level of commercial and industrial construction in its principal markets; (ii) its ability to win project contracts; (iii) the number and complexity of project changes requested by customers or general contractors; (iv) its success in utilizing its resources at or near full capacity; and (v) its ability to complete contracts on a timely and cost-effective basis. The level of commercial and industrial construction activity is related to several factors, including local, regional and national economic conditions, interest rates, availability of financing, and the supply of existing facilities relative to demand.

Performance Indicators

In addition to evaluating Schuff’s income from operations, its management team analyzes its performance based on revenue growth, gross profit and gross profit margin and backlog:

•    Revenue.    Schuff’s revenue is primarily driven by the level of commercial and industrial construction in its principal markets, its ability to win project contracts and the number and complexity of project changes requested by customers;

•    Gross profit and gross profit margin.    Schuff’s gross profit and gross profit as a percentage of revenue, or “gross profit margin” are primarily driven by the percentage of negotiated contracts relative to competitively bid contracts, the number and scope of contract modifications, and improvements in operating efficiencies. Gross profit margins can be positively or negatively affected by large, more complex projects. The competitive environment, construction delays, inefficient or under-utilization of our resources, availability and cost of materials and labor, the timing and performance of work by other contractors, weather conditions and construction site conditions can adversely affect gross profit margins; and

•    Backlog.    Backlog increases as contract commitments, letters of intent, notices to proceed and purchase orders are obtained, decreases as revenues are recognized, and increases or decreases to reflect modifications in the work to be performed under the contract. The timing of contract commitments, letters of intent, notices to proceed and purchase orders, the size of projects and other factors beyond our control can cause significant fluctuation in backlog outstanding at any given date.

Key Financial Definitions

•    Revenues.    Schuff recognizes revenues using the percentage of completion accounting method. Under this method, revenues are recognized based upon either the ratio of costs incurred to date to the estimated total cost to complete the project. Revenue recognition generally begins when work has commenced. Revenues relating to changes in the scope of a contract are recognized when the work has commenced, Schuff has made an estimate of the amount that will be paid for the change and there is a high degree of probability that the charges will be approved by the customer or general contractor. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which revisions become known. Estimated losses on contracts are recognized in full when it is determined that a loss will be incurred on a contract;

•    Cost of revenues.    Schuff’s cost of revenues consists of the costs of materials, equipment, direct labor, fringe benefits, and indirect costs associated with project management, fabrication and erection, including rent, depreciation and supervisory labor. Other costs not associated with specific projects are included in general and administrative expenses;

•    General and administrative expenses.    Schuff’s general and administrative expenses include those costs for contract bids, estimating, sales and marketing, facilities and support services; and

•    Interest expense.    Interest expense consists primarily of interest related to Schuff’s borrowings under its line of credit and long-term debt. It also includes amortization related to debt issue costs.

Results of Operations

The following table sets forth certain operating data for the periods indicated:

	audited			unaudited
	Year Ended			Six months ended
	December 29 2013	December 30 2012	January 1 2012	June 29 2014	June 30 2013
	(in thousands)
Revenues	$416,142	$427,190	$369,765	$232,149	$187,590
Cost of revenues	355,951	382,508	329,079	192,487	161,348
Gross profit	60,191	44,682	40,686	39,662	26,242
General and administrative expenses	40,555	34,411	34,993	24,147	19,167
Operating income	19,636	10,271	5,693	15,515	7,075
Interest expense	(3,669)	(5,804)	(1,130)	(1,127)	(2,093)
Other (expense) income	(697)	828	(129)	1,122	130
Income before income tax provision	15,270	5,295	4,434	15,510	5,112
Income tax provision	(2,650)	(1,660)	(2,016)	(5,539)	(1,975)
Income before non-controlling interest	12,620	3,635	2,419	9,971	3,137
Non-controlling interest	88	(136)	(43)	(107)	(58)
Income from continuing operations	12,708	3,499	2,376	9,864	3,079
(Loss) income from discontinued operations, net of tax	(381)	(1,326)	(7,408)	(15)	67
Net income (loss)	$12,327	$2,173	$(5,032)	$9,849	$3,146

Six Months Ended June 29, 2014 Compared to Six Months Ended June 30, 2013

Revenues:

Revenues increased by 23.8% to $232.1 million in the six months ended June 29, 2014, from $187.6 million in the same period in the prior fiscal year. The increase in revenues was primarily a result of the ramp-up of major projects located in the Midwest and Gulf Coast regions of the United States. The increase in Midwest and Gulf Coast regions was mostly due to increased work in the industrial market, including oil & gas projects.

Gross profit:

Gross profit increased 51.1% to $39.7 million in the six months ended June 29, 2014, from $26.2 million in the same period in the prior fiscal year. The increase in gross profit was primarily a result of several favorable settlements on projects in the Southwest and Gulf Coast regions. As a percentage of revenues, gross profit increased to 17.1% in 2014 from 14.0% in 2013, primarily as a result of increased revenues generated from higher-margin projects.

General and administrative:

General and administrative expenses increased 26.0% to $24.1 million in the six months ended June 29, 2014, from $19.2 million in the same period in the prior fiscal year. General and administrative costs increased due to additional employee-related costs to support the increased revenues, higher bonus expense due to Schuff’s improved financial performance, $1.2 million paid to certain executives related to the change of control clause in their employment agreements and $0.9 million paid to a former executive under his employment agreement. Schuff continues to make a concerted effort to control costs while continuing to invest in business development and information technology to increase profitability. General and administrative expenses as a percentage of revenues were 10.4% and 10.2% in 2014 and 2013, respectively.

Interest expense:

Interest expense was $1.1 million in the six months ended June 29, 2014 compared to $2.1 million in the same period in the prior fiscal year. The decrease in interest expense was primarily attributable to the reduction in long-term debt during late 2013.

Other income:

Other income was $1.1 million in the six months ended June 29, 2014 compared to $0.1 million in the same period in the prior fiscal year. The increase in other income was primarily attributable to gains recognized on the sale of a minority interest investment and the proceeds of a cash-surrender value life insurance policy in excess of the amount recorded.

Income tax provision:

Income tax provision for the six months ended June 29, 2014 was $5.5 million, which represents an effective tax rate of approximately 35.7%. Schuff’s tax rate was lower than the statutory rate in 2014 due to state income taxes of $0.9 million offset by the recognition of an approximately $1.3 million of federal manufacturing deduction. Income tax provision for the six months ended June 30, 2013 was $2.0 million, which represents an effective tax rate of approximately 38.6%. Schuff’s tax rate in 2013 included state income taxes of $0.2 million offset by the recognition of an approximately $0.5 million federal manufacturing deduction.

Net income:

As a result of net changes in the foregoing items, net income was $9.8 million in the six months ended June 29, 2014, compared to net income of $3.1 million in the same period in the prior fiscal year.

Backlog:

Backlog increased 41.5% to $386.9 million ($366.9 million under contracts or purchase orders and $20.0 million under letters of intent) at June 29, 2014 compared to $273.4 million ($238.5 million under contracts or purchase orders and $34.9 million under letters of intent) at June 30, 2013 primarily due to the award of several large projects in the Pacific and Gulf Coast regions in the commercial and industrial markets during the twelve months ended June 29, 2014.

Year Ended December 29, 2013 Compared to Year Ended December 30, 2012

Revenue:

Revenues decreased by 2.6% to $416.1 million in 2013, from $427.2 million in 2012. The decrease in revenues was primarily a result of lower revenue from the Pacific and Midwest regions.

Gross profit:

Gross profit increased 34.7% to $60.2 million in 2013, from $44.7 million in 2012. The increase in gross profit was primarily the result of increased revenues generated from higher-margin projects. As a percentage of revenues, gross profit increased to 14.5% in 2013 from 10.5% in 2012, largely due to better contract performance throughout 2013 on our entire range of project types.

General and administrative:

General and administrative expenses increased 17.9% to $40.6 million in 2013, from $34.4 million in 2012. General and administrative costs increased as a result of additional employee- and travel-related costs to support the increased backlog and higher bonus expense due to Schuff’s improved financial performance. Schuff continues to make a concerted effort to control costs while continuing to invest in business development and information technology to increase profitability. General and administrative expenses as a percentage of revenues were 9.7% and 8.1% in 2013 and 2012, respectively.

Interest expense:

Interest expense was $3.7 million in 2013 compared to $5.8 million in 2012. The decrease in interest expense was primarily attributable to the reduction in long-term debt throughout 2013 and lower interest financing on the remaining balance of the long-term debt.

Other expense and income:

Other expense was $0.7 million in 2013 compared to income of $0.8 million in 2012. The change in other expense and income was primarily attributable to the write-off of debt issue costs associated with the refinanced long-term debt.

Income tax provision:

Income tax provision for 2013 was $2.7 million, which represents an effective tax rate of approximately 17.4%. Schuff’s tax rate was significantly lower than the statutory rate in 2013 due to the recognition of an uncertain tax benefit resulting from a lapse in the statute of limitations. Income tax provision for 2012 was $1.7 million, which represents an effective tax rate of approximately 31.4%. Schuff’s tax rate was lower than the statutory rate in 2012 due to the combination of tax benefits that exceeded tax expense.

Net income:

As a result of net changes in the foregoing items, net income was $12.3 million in 2013, compared to net income of $2.2 million in 2012.

Backlog:

Backlog increased 129.2% to $426.9 million ($370.1 million under contracts or purchase orders and $56.8 million under letters of intent) at December 29, 2013 compared to $186.2 million ($167.3 million under contracts or purchase orders and $18.9 million under letters of intent) at December 30, 2012. The increase was primarily due to the award of several large projects in the Pacific, Southwest, and Gulf Coast regions in the commercial and industrial markets during 2013.

Year Ended December 30, 2012 Compared to Year Ended January 1, 2012

Revenue:

Revenues increased by 15.5% to $427.2 million in 2012, from $369.8 million in 2011. The increase in revenues was primarily a result of the ramp-up of several large projects.

Gross profit:

Gross profit increased 9.8% to $44.7 million in 2012, from $40.7 million in 2011. The increase in gross profit was primarily a result of the increase in revenue from projects in the Pacific and Southwest regions. As a percentage of revenues, gross profit decreased to 10.5% in 2012 from 11.0% in 2011, primarily as a result of higher costs on a large project in the Midwest region.

General and administrative:

General and administrative expenses decreased 1.7% to $34.4 million in 2012, from $35.0 million in 2011. General and administrative costs decreased primarily due to lower bonus expense and other indirect costs. General and administrative expenses as a percentage of revenues were 8.1% and 9.5% in 2012 and 2011, respectively.

Interest expense:

Interest expense was $5.8 million in 2012 compared to $1.1 million in 2011. The increase in interest expense was primarily attributable to interest expense related to the to the $30.0 million term loan obtained in December 2011.

Other income and expense:

Other income was $0.8 million in 2012 compared to other expense of $0.1 million in 2011. The change in other income and expense was primarily attributable to a gain recognized on the disposal of a large piece of equipment in 2012.

Income tax provision:

Income tax provision for 2012 was $1.7 million, which represents an effective tax rate of approximately 31.4%. Schuff’s tax rate was lower than the statutory rate in 2012 due to the combination of tax benefits that exceeded tax expense. Income tax provision for 2011 was $2.0 million, which represents an effective tax rate of approximately 45.5%. Schuff’s tax rate was higher than the statutory rate in 2011 due to the combination of excess tax expense over tax benefits.

Net income:

As a result of net changes in the foregoing items, net income was $2.2 million in 2012, compared to a net loss of $5.0 million in 2011.

Backlog:

Backlog decreased 26.3% to $186.2 million ($167.3 million under contracts or purchase orders and $18.9 million under letters of intent) at December 30, 2012 compared to $252.9 million ($192.2 million under contracts or purchase orders and $60.7 million under letters of intent) at January 1, 2012 primarily due to the decrease in the number of large projects in the Midwest, Southeast, and Southwest regions.

Liquidity and Capital Resources

Schuff’s short-term cash needs are primarily for working capital to support operations including receivables, inventories, and other costs incurred in performing its contracts. Cash flow from operations and borrowing availability under the Schuff Facility (as defined below under the heading “—Long-term Debt and Credit Facility”) are the principal sources of cash used to fund its operating expenses, interest payments on debt, and capital expenditures. Schuff attempts to structure the payment arrangements under its contracts to match costs incurred under the project. To the extent Schuff is able to bill in advance of costs incurred, it generates working capital through billings in excess of costs and recognized earnings on uncompleted contracts. To the extent Schuff is not able to bill in advance of costs, Schuff relies on its credit facilities to meet its working capital needs. Schuff believes that its existing borrowing availability together with cash from operations will be adequate to meet all funding requirements for its operating expenses, interest payments on debt and capital expenditures for the foreseeable future.

For 2013, capital expenditures were $10.0 million. Capital expenditures for 2013 included $2.5 million for machinery and equipment for various shop locations and $4.2 million for a corporate jet, which was subsequently sold in July 2014. During 2013, Schuff’s capital outlays were higher than historical amounts due to the purchase of the corporate jet. Schuff currently expects unfinanced capital expenditures for 2014 to be approximately $12.0 million, of which approximately $6.0 million is for the purchase of its Phoenix shop facility and $2.6 million is for the purchase of machinery and equipment for various shop locations. Actual amounts could differ materially because of operating needs, growth needs, regulatory changes, covenants in its debt arrangements, other expenses, or other factors.

Debt service consists of principal and interest payments on the outstanding balance of Schuff’s Real Estate Term Advance and the Schuff Facility. Schuff has no major debt maturities prior to April 30, 2019, when the Schuff Facility matures and the final balloon payment of $1.9 million is due on its Real Estate Term Advance.

Schuff’s primary sources of liquidity for operations are cash flow from operations and borrowing availability under the Schuff Facility. At June 29, 2014, Schuff had $35.4 million of borrowing availability under the Schuff Facility. Schuff believes that, based on current operations and anticipated growth, its cash flow from operations, together with other available sources of liquidity, will be sufficient to fund anticipated capital expenditures, operating expenses and its other anticipated liquidity needs for the next twelve months. Anticipated debt maturities in 2019, the acquisition of other businesses or other events that it does not foresee may require Schuff to seek alternative financing, such as restructuring or refinancing its long-term debt, selling assets or operations or selling additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms or were not permitted under any of its debt agreements and Schuff default on its obligations, its debt could be accelerated and its assets might not be sufficient to repay in full all of its obligations.

Cash Flows

The following summarizes our cash flows for 2013, 2012 and 2011 and the six months ended June 29, 2014 and June 30, 2013, as reported in its consolidated statements of cash flows in the accompanying consolidated financial statements:

	For the year ended			For the six months ended
	December 29 2013	December 30 2012	January 1 2012	June 29 2014	June 30 2013
Operating activities	$6,693	$35,502	$(1,966)	$9,623	$9,883
Investing activities	(9,920)	(3,629)	(7,488)	(7,955)	(7,254)
Financing activities	(17,062)	(28,076)	(29,386)	(1,700)	(8,387)

(in thousands)

Schuff generated $9.6 million and $9.9 million in net cash provided by operating activities in the six months ended June 29, 2014 and June 30, 2013, respectively. Schuff generated $6.7 million and $35.5 million and used $2.0 million in net cash from operating activities in 2013, 2012 and 2011, respectively. The increase in cash provided by operating activities in 2012, compared to 2011, was primarily due to the decrease in working capital from the previous year. The decrease in working capital was primarily driven by collections of outstanding receivables and the ability to bill in excess of costs incurred on open projects. The decrease in cash provided by operating activities in 2013, as compared to 2012, was primarily due to the increase in working capital from the previous year offset by Schuff’s large net income. Working capital increased because of the increase in expenditures required to support the increased backlog. Schuff will continue its efforts to collect outstanding retention receivables on completed projects, effectively manage its inventory levels and keep its required overhead increases to a minimum.

Net cash used in investing activities in the six months ended June 29, 2014 and June 30, 2013 was $8.0 million and $7.3 million, respectively. Net cash used in investing activities in 2013, 2012 and 2011 was $9.9 million, $3.6 million and $7.5 million, respectively. Cash used in investing activities is primarily for capital expenditures in each of the periods presented.

Net cash used in financing activities was $1.7 million and $8.4 million in the six months ended June 29, 2014 and June 30, 2013, respectively. Net cash used in financing activities was $17.1 million, $28.1 million and $29.4 million in 2013, 2012 and 2011, respectively. Cash used in financing activities in 2013 consisted primarily of paying the remaining balance of previous financing offset by issuance of new long-term debt and credit facility borrowings. Cash used in financing activities in 2012 consisted primarily of net credit facility borrowings and principal payments on long-term debt. Cash used in financing activities in 2011 consisted primarily of the cash portion of the purchase of stock from our majority shareholders, principal payments on long-term debt and payment of costs associated with the debt issued to fund the purchase of stock from Schuff’s majority shareholders.

Contractual Obligations

The following table summarizes Schuff’s long-term contractual commitments at June 29, 2014 and the effect such obligations are expected to have on its liquidity and cash flow in future periods (dollars in thousands):

		Payments Due for Fiscal Year
	Total	Remaining 2014	2015	2016	2017	2018	Thereafter
Total debt (1)	$15,637	$11,002	$625	$625	$625	$625	$2,135
Scheduled interest payment obligations (2)	709	103	183	158	131	105	29
Operating lease obligations	1,566	263	528	440	222	113	—
Total contractual obligations	$17,912	$11,368	$1,336	$1,223	$978	$843	$2,164
(1)	Total debt obligations reflect the changes made in the May 6, 2014 amendment to the Schuff Facility, discussed in further detail below.
(2)	Scheduled interest payment obligations related to long-term debt were calculated using the interest rates applicable at June 29, 2014.

Long-term Debt and Credit Facility

Schuff has a Credit and Security Agreement (the “Schuff Facility”) with Wells Fargo Credit, Inc (Wells Fargo). On May 6, 2014, Schuff amended its Credit Facility, pursuant to which Wells Fargo extended the maturity date of the Credit Facility to April 30, 2019, lowered the interest rate charged in connection with borrowings under the line of credit and allowed for the issuance of a note payable totaling $5.0 million, collateralized by its real estate (“Real Estate Term Advance”). The Real Estate Term Advance has a five-year amortization period requiring monthly principal payments and a final balloon payment at maturity. The Real Estate Term Advance has a floating interest rate of LIBOR plus 4.0% and requires monthly interest payments. The proceeds of the Real Estate Term Advance, in conjunction with cash generated from operations and borrowings under the Credit Facility, were used to pay the remaining balance of the previous real estate term loan issued under the Schuff Facility. On September 26, 2014, and October 21, 2014, Schuff amended the Schuff Facility to allow for a new $15.0 million term loan to be used for equipment financing and working capital requirements related to a recent project award. The new term loan has a five-year amortization period with terms substantially similar to the Real Estate Term Advance. The October 21, 2014 amendment also reduces the restrictions on dividend payments to shareholders. The amendment allows dividends to be paid to Schuff shareholders up to four times a year, subject to the following conditions: (a) the consent of Wells Fargo, which is the Schuff Facility lender (which consent shall not be unreasonably withheld); (b) maintenance of a fixed charge coverage ratio of 1.20 to 1; (c) a minimum excess availability under the Schuff Facility of $10 million before and after the payment of a dividend and (d) Schuff is not in default under the Schuff Facility at the time of the dividend payment.

Schuff also has a $3.5 million Line of Credit Agreement (“International LOC”) with Banco General, S.A. in Panama.

At June 29, 2014, Schuff had $10.7 million of borrowings under its Credit Facility. There was approximately $35.4 million available under the Schuff Facility at June 29, 2014. At June 29, 2014, Schuff had no borrowings and no outstanding letters of credit issued under its International LOC. There was $3.5 million available under its International LOC at June 29, 2014.

The Schuff Facility is secured by a first priority, perfected security interest in all of Schuff’s assets, excluding the real estate, and its present and future subsidiaries and a second priority, perfected security interest in all of its real estate. The security agreements pursuant to which Schuff’s assets are pledged prohibit any further pledge of such assets without the written consent of the bank. The Schuff Facility has a floating interest rate of LIBOR plus 3.00% (3.23% at June 29, 2014) and requires monthly interest payments. The Schuff Facility contains various restrictive covenants. At June 29, 2014, Schuff was in compliance with these covenants or had received waivers so there was no event of default.

The International LOC is secured by a first priority, perfected security interest in Schuff Hopsa Engineering’s (“SHE”) property and plant. The interest rate is 5.25% plus 1% of the special interest compensation fund (“FECI”). The International LOC contains covenants that, among other things, limit SHE’s ability to incur additional indebtedness, change its business, merge, consolidate or dissolve and sell, lease, exchange or otherwise dispose of its assets, without prior written notice.

Standby Letters of Credit

At June 29, 2014, Schuff had $3.9 million of outstanding letters of credit issued under the Schuff Facility, which were for the benefit of its workers’ compensation insurance carrier. Schuff’s workers’ compensation insurance carrier requires standby letters of credit to be issued as collateral on all of its outstanding indemnity cases. The amount of collateral required is determined each year and is provided to the carrier for outstanding indemnity claims not greater than 54 months old. The prior years’ levels of required collateral can be adjusted each year based upon the costs incurred and settlements reached on the outstanding indemnity cases.

Off-Balance Sheet Arrangements

Schuff’s off-balance sheet arrangements at June 29, 2014 included letters of credit of $3.9 million and performance bonds of $48.5 million. The letters of credit are more fully discussed above and in the Notes to the Consolidated Financial Statements. Schuff’s contract arrangements with customers sometimes require Schuff to provide performance bonds to partially secure its obligations under its contracts. Bonding requirements typically arise in connection with public works projects and sometimes with respect to certain private contracts. Schuff’s performance bonds are obtained through surety companies and typically cover the entire project price.

Critical Accounting Policies

Schuff’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). In preparing these financial statements, Schuff is required to make certain estimates, judgments and assumptions. These estimates, judgments and assumptions affect the reported amounts of its assets and liabilities, including the disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of its revenues and expenses during the periods presented. Schuff evaluates these estimates and assumptions on an ongoing basis. Schuff bases its estimates and assumptions on historical experience and on various other factors that Schuff believes to be reasonable at the time the estimates and assumptions are made. However, future events and their effects cannot be predicted with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from these estimates and assumptions under different circumstances or conditions, and such differences may be material to the financial statements. Schuff believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Schuff International, Inc. and all wholly-owned subsidiaries. The consolidated financial statements also include the assets, liabilities, revenues and expenses of its controlled subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

In accordance with accounting principles generally accepted in the United States, references in this report to its earnings per share, net income and stockholders’ equity attributable to its common shareholders do not include amounts attributable to non-controlling interests.

Revenue and Cost Recognition

Schuff performs its services primarily under fixed-price contracts and recognize revenues and costs from construction projects using the percentage of completion method. Under this method, revenue is recognized based upon either the ratio of the costs incurred to date to the total estimated costs to complete the project or the ratio of tons fabricated to date to total estimated tons. Revenue recognition begins when work has commenced. Costs include all direct material and labor costs related to contract performance, subcontractor costs, indirect labor, and fabrication plant overhead costs, which are charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when the work has commenced, Schuff has made an estimate of the amount that is probable of being paid for the change and there is a high degree of probability that the charges will be approved by the customer or general contractor.

Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on uncompleted contracts are made in the period a loss on a contract becomes determinable.

Inventories

Inventories, primarily steel components, are stated at the lower of cost or market under the first-in, first-out method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is determined on a straight-line basis over the estimated useful lives ranging from 5 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment. Leasehold improvements are amortized over the lives of the leases or estimated useful lives of the assets, whichever is shorter. When assets are sold or otherwise retired, the cost and accumulated depreciation are removed from the books and the resulting gain or loss is included in operating results. The Company periodically evaluates the carrying value of its property, plant, and equipment based upon the estimated cash flows to be generated by the related assets. If impairment is indicated, a loss is recognized. No impairment losses were recorded in 2013, 2012 and 2011.

Goodwill Impairment

Schuff assesses the impairment of goodwill on an annual basis. When it determines that the carrying value of goodwill may not be recoverable, Schuff measures any impairment based on a projected discounted cash flow method using a discount rate determined by its management to be commensurate with the risk inherent in its current business model. Schuff completed its annual assessment of goodwill as of October 31, 2013. Its assessment determined that the fair value exceeded the carrying value of the assets.

Income Taxes

As part of the process of preparing its consolidated financial statements, Schuff is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Schuff’s consolidated balance sheet. Schuff must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent Schuff believes that recovery is not likely, it must establish a valuation allowance.

Legal Contingencies

Schuff is currently involved in certain legal proceedings. Schuff does not believe these proceedings will have a material adverse effect on its consolidated financial position or results of operations. Because of the uncertainties related to both the amount and range of loss on the remaining pending litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, Schuff will assess the potential liability related to its pending litigation and revise its estimates as necessary. Such revisions in its estimates of the potential liability could materially impact its financial position or results of operations.

Recently Issued and Adopted Accounting Standards

In 2013, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance clarifying the accounting for the release of a cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The new standard is effective for fiscal years beginning on or after December 15, 2013. The new standard was adopted on December 30, 2013. The adoption did not have a significant impact on Schuff’s financial position, results of operations, or cash flows.

In 2013, the FASB issued new accounting guidance clarifying the accounting for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new standard is effective for fiscal years beginning on or after December 15, 2013. The new standard was adopted on December 30, 2013. The adoption did not have a significant impact on Schuff’s financial position, results of operations, or cash flows.

In 2013, the FASB issued a new accounting standard that will require the presentation of certain unrecognized tax benefits as reductions to deferred tax assets rather than as liabilities in the Consolidated Balance Sheets when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new standard requires adoption on a prospective basis in the first quarter of 2015; however, early adoption is permitted. Schuff does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

In May 2014, the FASB issued a new accounting standard based on the principle that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including significant judgments and changes in judgments. This new standard is effective for reporting periods beginning after December 15, 2016, and permits the use of either full retrospective or modified retrospective methods of adoption. Early adoption is not permitted. Schuff is currently evaluating the method of adoption and the impact that this guidance will have on its financial statements and disclosures.

Quantitative and Qualitative Disclosures About Market Risk

Derivative Financial Instruments, Other Financial Instruments, and Derivative Commodity Instruments

During 2013, Schuff did not participate in any derivative financial instruments, or other financial or derivative commodity instruments.

Interest Rate Risk

Schuff has interest rate risk with respect to its long-term debt and Schuff Facility. As of June 29, 2014, all of its long-term debt and the Schuff Facility was variable rate debt. A change in interest rates impacts the interest incurred and cash flows but does not generally impact the fair value of the instrument.